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                                                                     EXHIBIT 5.1

                   [Letterhead of Munger, Tolles & Olson LLP]


                                 April 23, 2001



Countrywide Credit Industries, Inc.
Countrywide Home Loans, Inc.
4500 Park Granada
Calabasas, CA  91302

Ladies and Gentlemen:

       We have acted as counsel to Countrywide Credit Industries, Inc., a Delaware corporation ("CCI"), and Countrywide Home Loans, Inc., a New York corporation ("CHL"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of
(a) up to $675,000,000 aggregate principal amount at maturity of Liquid Yield Option(TM) Notes due 2031 (Zero Coupon--Senior) (each, a "Debt Security") issued by CCI on February 8, 2001 and guaranteed by CHL (the "Guarantee") and (b) CCI's common stock, $0.05 par value per share, issuable upon conversion of the Debt Securities (the "Conversion Shares"). The Debt Securities, Guarantee and Conversion Shares are each referred to generally as a "Security" and collectively referred to herein as the "Securities". The Debt Securities may, under certain circumstances, be convertible or exchangeable for Conversion Shares or other securities or rights. The Debt Securities will be issued under the Indenture, dated as of February 8, 2001 (the "Indenture"), among CCI, CHL and The Bank of New York, as trustee (the "Trustee"). CCI issued the Debt Securities pursuant to that certain Purchase Agreement, dated as of February 2, 2001, by and between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Debt Securities and the Conversion Shares are to be offered and sold by certain securityholders of CCI.

       We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and such other persons and other instruments as we have deemed necessary or advisable for purposes of this opinion.

       Based upon the foregoing, we are of the opinion that:

       1. The Debt Securities have been duly authorized and constitute the legal, valid, and binding obligations of CCI, enforceable against CCI in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.


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       2. The Conversion Shares have been duly authorized and reserved and, when delivered upon conversion of the Debt Securities, will be validly issued, fully paid, and non-assessable.

       3. The Guarantee constitutes the valid and binding obligation of CHL, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

       4. Based, in part, on CCI's representations to the effect that, as of the issue date of the Debt Securities, the contingent interest payments were subject to contingencies that were not remote or incidental within the meaning of applicable regulations promulgated under the Internal Revenue Code of 1986, as amended, the statements in the prospectus that forms a part of the Registration Statement under the caption "Certain United States Federal Income Tax Consequences", insofar as such statements constitute a summary of legal matters referred to therein, fairly present the information disclosed therein in all material respects.

       In connection with the opinions expressed above, we have assumed that (a) the Board of Directors has duly established the terms of the Securities, duly authorized the issuance and sale of such Securities and duly reserved for issuance such Securities in accordance with Delaware law in the case of CCI and in accordance with New York law in the case of CHL, and such authorization has not been modified or rescinded; (b) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (c) the Indenture has been duly authorized, executed and delivered by CCI, CHL and the Trustee, in each case in accordance with applicable law, and has been qualified under the Trust Indenture Act of 1939, as amended; (d) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (e) the Guarantee has been duly authorized, executed and delivered by CHL in accordance with applicable law; and (f) there has not occurred any change in law affecting the validity or enforceability of the Securities. We have also assumed that none of the terms of any Security to be established subsequent to the date hereof, nor the issuance and delivery of such Security, nor the compliance by CCI or CHL, as the case may be, with the terms of any such Security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon CCI or CHL, as the case may be, or any restriction imposed by any court or governmental body having jurisdiction over CCI or CHL, as the case may be.

       We are members of the Bar of the State of California and the foregoing opinion is limited to the laws of the State of California, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. With respect to the Indenture, the Debt Securities and the Guarantee which are stated to be governed by the laws of the State of New York, we have assumed with your consent and without verification that such laws are the same as the laws of the State of California with respect to the legal, valid and binding nature of the Indenture, the Debt Securities and the Guarantee.

       With respect to the opinion set forth in numbered paragraph (3) above, we call your attention to California Civil Code Sections 2787 through 2855 and related California case law,


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which limit in certain circumstances the enforceability of guarantees under the law of the State of California. Without rendering any opinion on the question, we have no reason to believe that the law of the State of California would govern the interpretation of the Guarantee. For the purpose of rendering the opinions set forth above, we have, with your consent, ignored California Civil Code Sections 2787 through 2855 and any case law related thereto and assumed that such California Civil Code sections and case law have no applicability to the Guarantee.

       The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

       We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our name in the Registration Statement and the related Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.


                                        Very truly yours,

                                        /s/ MUNGER, TOLLES & OLSON LLP


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